================================================================================
           As filed with the Securities and Exchange Commission on July 9, 2001

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -------------------

                                   SCHEDULE TO
             Tender Offer Statement under Section 14(d)(1) or 13(e)
                     of the Securities Exchange Act of 1934

                               -------------------

                           DATRON SYSTEMS INCORPORATED
                        (Name of Subject Company--Issuer)

                               -------------------

                             GEM ACQUISITION CORP.,
               a wholly owned subsidiary of The Titan Corporation

                              THE TITAN CORPORATION
                        (Name of Filing Persons--Offeror)

                               -------------------

                                  COMMON STOCK,
                            PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                               -------------------

                                   238173-10-8
                      (CUSIP Number of Class of Securities)

                               -------------------

                           NICHOLAS J. COSTANZA, ESQ.
                              THE TITAN CORPORATION
                             3033 SCIENCE PARK ROAD
                        SAN DIEGO, CALIFORNIA 92121-1199
                            TELEPHONE: (858) 552-9500
       (Name,address and telephone number of person authorized to receive notices and communications on behalf of Filing Person)

                               -------------------

                                   COPIES TO:
                              Carl R. Sanchez, Esq.
                            Deyan P. Spiridonov, Esq.
                               Cooley Godward LLP
                        4365 Executive Drive, Suite 1100
                           San Diego, California 92121
                            Telephone: (858) 550-6000

                            CALCULATION OF FILING FEE

---------------------------------------- ---------------------------------------
         TRANSACTION VALUATION*                 AMOUNT OF FILING FEE**
---------------------------------------- ---------------------------------------
              $48,010,328                              $9,602.66
---------------------------------------- ---------------------------------------

* Estimated for purposes of calculating the amount of the filing fee only in accordance with Rules 0-11(d) and 0-11(a)(4) under the Securities Exchange Act of 1934, based on the product of (a) $15.005, the average of the high and low sale prices per share of Datron Systems Incorporated common stock on July 3, 2001, as reported on The New York Stock Exchange and (b) the maximum number of shares of Datron Systems Incorporated common stock estimated to be received by The Titan Corporation or cancelled pursuant to the exchange offer and subsequent merger (3,199,622).

** One-fiftieth of 1% of the value of the transaction.

/X/ CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY RULE 0-11(A)(2) AND IDENTIFY THE FILING WITH WHICH THE OFFSETTING FEE WAS PREVIOUSLY PAID.

Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

AMOUNT PREVIOUSLY PAID:  $12,002.58       FILING PARTY:  The Titan Corporation

FORM OR REGISTRATION NO.:  Form S-4       DATE FILED:        July 9, 2001

/_/ CHECK THE BOX IF THE FILING RELATES SOLELY TO PRELIMINARY COMMUNICATIONS MADE BEFORE THE COMMENCEMENT OF A TENDER OFFER.

CHECK THE APPROPRIATE BOXES BELOW TO DESIGNATE ANY TRANSACTIONS TO WHICH THE STATEMENT RELATES:

/X/ Third-party tender offer subject to Rule 14d-1.
/_/ Issuer tender offer subject to Rule 13e-4.
/_/ Going-private transaction subject to Rule 13e-3.
/_/ Amendment to Schedule 13D under Rule 13d-2.

/_/ CHECK THE FOLLOWING BOX IF THE FILING IS A FINAL AMENDMENT REPORTING THE
    RESULTS OF THE TENDER OFFER.

         This Tender Offer Statement on Schedule TO relates to the commencement of an offer by The Titan Corporation, a Delaware corporation ("Titan"), through its wholly owned subsidiary, Gem Acquisition Corp., a Delaware corporation ("Purchaser"), to exchange all outstanding shares of common stock, par value $0.01 per share, of Datron Systems Incorporated, a Delaware corporation ("Datron"), for shares of common stock, par value $0.01 per share of Titan ("Titan Common Stock"), based on the exchange ratio described in the Prospectus referenced below (the "Offer").

         The Offer is made pursuant to an Agreement and Plan of Merger and Reorganization, dated as of June 24, 2001, among Titan, Purchaser and Datron, which contemplates the Offer and the merger of Purchaser into Datron (the "Merger"). Titan has filed a registration statement with the Securities and Exchange Commission on Form S-4 relating to the shares of Titan Common Stock to be issued to stockholders of Datron in the Offer and the Merger (the "Registration Statement"). The terms and conditions of the Offer and the Merger are described in the prospectus (as may from time to time be amended, supplemented or finalized) which is a part of the Registration Statement (the "Prospectus"), and the related Letter of Transmittal, which are Exhibits (a)(1) and (a)(2) hereto.

         All of the information in the Prospectus and the related Letter of Transmittal, and any prospectus supplement or other amendment thereto related to the Offer hereafter filed with the Securities and Exchange Commission by Titan and Purchaser, is hereby incorporated by reference in answer to Items 2 through 11 of this Schedule TO.

ITEM 1.  SUMMARY TERM SHEET.

         Information is disclosed to security holders in a prospectus meeting the requirements of Rule 421(d) promulgated under the Securities Act of 1933.

ITEM 12. EXHIBITS.

EXHIBIT
NUMBER           DESCRIPTION
-------  -----------------------------------------------------------------------
(a)(1) Prospectus relating to shares of Titan Common Stock to be issued in the Offer and the Merger (incorporated by reference from Titan's Registration Statement on Form S-4, filed on July 9, 2001).

(a)(2)   Form of Letter of Transmittal (incorporated by reference from Exhibit
         99.1 to Titan's Registration Statement on Form S-4, filed on July 9,
         2001).

(a)(3)   Form of Notice of Guaranteed Delivery (incorporated by reference from
         Exhibit 99.2 to Titan's Registration Statement on Form S-4, filed on July 9, 2001).

(a)(4) Form of Letter to Brokers, Dealers, etc. (incorporated by reference from Exhibit 99.3 to Titan's Registration Statement on Form S-4, filed on July 9, 2001).

(a)(5) Form of Letter to Clients (incorporated by reference from Exhibit 99.4 to Titan's Registration Statement on Form S-4, filed on July 9, 2001).

(a)(6) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference from Exhibit 99.5 to Titan's Registration Statement on Form S-4, filed on July 9, 2001).

(d)(1) Agreement and Plan of Merger and Reorganization, dated as of June 24, 2001, among Titan, Purchaser and Datron (incorporated by reference from Annex A to the Prospectus contained in Titan's Registration Statement on Form S-4, filed July 9, 2001).

(d)(2) Form of Stockholder Tender Agreement, dated as of June 24, 2001, between Titan and certain of Datron stockholders (incorporated by reference from Annex B to the Prospectus contained in Titan's Registration Statement on Form S-4, filed July 9, 2001).

(h)(1) Opinion of Cooley Godward LLP regarding material federal income tax consequences of the Offer and the Merger (incorporated herein by reference from Exhibit 8.1 to Titan's Registration Statement on Form S-4, filed on July 9, 2001).

(h)(2) Opinion of Heller Ehrman White & McAuliffe LLP regarding material federal income tax consequences of the Offer and the Merger (incorporated herein by reference from Exhibit 8.2 to Titan's Registration Statement on Form S-4, filed on July 9, 2001).

ITEM 13. INFORMATION REQUIRED BY SCHEDULE 13E-3.

         Not applicable.

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 9, 2001

                                       THE TITAN CORPORATION



                                       By: /s/  Mark W. Sopp
                                          -----------------------------
                                       Name:    Mark W. Sopp
                                       Title:   Senior Vice President and
                                                Chief Financial Officer


                                       GEM ACQUISITION CORP.


                                       By: /s/  Mark W. Sopp
                                          -----------------------------
                                       Name:    Mark W. Sopp
                                       Title:   Chief Financial Officer

                                    EXHIBITS

EXHIBIT
NUMBER           DESCRIPTION
-------  -----------------------------------------------------------------------
(a)(1) Prospectus relating to shares of Titan Common Stock to be issued in the Offer and the Merger (incorporated by reference from Titan's Registration Statement on Form S-4, filed on July 9, 2001).

(a)(2)   Form of Letter of Transmittal (incorporated by reference from Exhibit
         99.1 to Titan's Registration Statement on Form S-4, filed on July 9,
         2001).

(a)(3)   Form of Notice of Guaranteed Delivery (incorporated by reference from
         Exhibit 99.2 to Titan's Registration Statement on Form S-4, filed on July 9, 2001).

(a)(4) Form of Letter to Brokers, Dealers, etc. (incorporated by reference from Exhibit 99.3 to Titan's Registration Statement on Form S-4, filed on July 9, 2001).

(a)(5) Form of Letter to Clients (incorporated by reference from Exhibit 99.4 to Titan's Registration Statement on Form S-4, filed on July 9, 2001).

(a)(6) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference from Exhibit 99.5 to Titan's Registration Statement on Form S-4, filed on July 9, 2001).

(d)(1) Agreement and Plan of Merger and Reorganization, dated as of June 24, 2001, among Titan, Purchaser and Datron (incorporated by reference from Annex A to the Prospectus contained in Titan's Registration Statement on Form S-4, filed July 9, 2001).

(d)(2) Form of Stockholder Tender Agreement, dated as of June 24, 2001, between Titan and certain of Datron stockholders (incorporated by reference from Annex B to the Prospectus contained in Titan's Registration Statement on Form S-4, filed July 9, 2001).

(h)(1) Opinion of Cooley Godward LLP regarding material federal income tax consequences of the Offer and the Merger (incorporated herein by reference from Exhibit 8.1 to Titan's Registration Statement on Form S-4, filed on July 9, 2001).

(h)(2) Opinion of Heller Ehrman White & McAuliffe LLP regarding material federal income tax consequences of the Offer and the Merger (incorporated herein by reference from Exhibit 8.2 to Titan's Registration Statement on Form S-4, filed on July 9, 2001).